Exhibit 99.1

CHENIERE ENERGY, INC. NEWS RELEASE
Cheniere Announces New LNG Project Developments

▪	Projects have potential to add up to 19 mtpa in new liquefaction capacity by 2025

▪	Cheniere developing two additional liquefaction trains at Corpus Christi, 9 mtpa

▪	Cheniere agrees in principle to invest in 2 mid-scale LNG projects in Louisiana with Parallax Enterprises, LLC, 10 mtpa

Houston, Texas - June 10, 2015 - Cheniere Energy, Inc. (“Cheniere”) (NYSE MKT: LNG) today announced two significant liquefied natural gas (“LNG”) project developments that, if completed, are projected to add up to approximately 19 million tonnes per annum (“mtpa”) of incremental LNG production capacity and would bring Cheniere’s aggregate nominal LNG production capacity to approximately 60 mtpa by 2025.

Cheniere is developing approximately 9 mtpa of incremental LNG production capacity through the addition of two liquefaction trains adjacent to the existing site of the Corpus Christi liquefaction project (the “CCL Project”). Expected nominal LNG production capacity of each of these liquefaction trains is approximately 4.5 mtpa, which would increase the expected aggregate nominal LNG production capacity at the CCL Project to approximately 22.5 mtpa. Cheniere initiated the regulatory process in June 2015 by filing the National Environmental Policy Act pre-filing request with the FERC and the FTA and non-FTA approval requests with the DOE. Regulatory approvals would be expected in 2017.

In addition, Cheniere has agreed in principle to partner with Parallax Enterprises, LLC (“Parallax”), to develop up to 10 mtpa of LNG production capacity through Parallax’s two mid-scale projects, Live Oak LNG (“Live Oak”) and Louisiana LNG (“LLNG”). Live Oak is located on the Calcasieu Ship Channel in southwestern Louisiana, and LLNG is located on the Mississippi River approximately 40 miles from New Orleans. Both projects are expected to have two liquefaction trains designed for LNG production capacity of approximately 2.5 mtpa each, utilizing liquefaction process technology and modular equipment developed by Chart Industries, Inc. The facilities are being engineered by Bechtel Oil, Gas, & Chemicals, Inc.

“Our latest LNG development projects include two additional liquefaction trains adjacent to our Corpus Christi liquefaction site and four mid-scale liquefaction trains to be developed at two sites located in Louisiana. This next phase of growth would bring our expected aggregate nominal LNG production capacity to approximately 60 mtpa by 2025,” said Charif Souki, Cheniere’s Chairman and CEO. “We expect that these liquefaction trains could be funded from internally generated cash flows, which would allow us to continue to be one of the lowest cost suppliers of LNG in the market and give us more flexibility in terms of contracting and selling volumes on a more tailored basis to meet the individual needs of global LNG buyers.”

Mr. Souki continued, “We continue to market long-term contracts for Train 3 at Corpus Christi and Train 6 at Sabine Pass, and plan to finalize the sale of approximately 3 mpta of capacity under 20-year agreements before we make a positive final investment decision (“FID”) on each train, reaching a total of approximately 32 mtpa of LNG under long-term third-party contracts out of a total of 40.5 mtpa by 2020. We think we can continue to grow this platform at 10 percent per year until 2025, and reach approximately 60 mtpa of expected total nominal LNG production capacity with our new projects while remaining a low cost global LNG supplier.”

Cheniere anticipates both project developments could be under construction as early as 2017, subject to receiving all required regulatory approvals and reaching FID. The projects would be targeted to begin production as early as 2021, with all approximately 19 mtpa targeted to be in production by 2025.

About Cheniere Energy, Inc.

Cheniere Energy, Inc. is a Houston-based energy company primarily engaged in LNG-related businesses. Through its subsidiary, Cheniere Energy Partners, L.P., Cheniere is developing a liquefaction project at the Sabine Pass LNG terminal (the “SPL Project”) adjacent to the existing regasification facilities for up to six trains, each of which is expected to have a nominal production capacity of approximately 4.5 mtpa. Construction has begun on trains 1 through 4 at the SPL Project. Cheniere is also developing liquefaction facilities near Corpus Christi, Texas. The CCL Project is being designed for up to five trains, with expected aggregate nominal production capacity of approximately 22.5 mtpa of LNG, four LNG storage tanks with capacity of approximately 13.5 Bcfe and two LNG carrier docks. Cheniere believes that LNG exports from the CCL Project could commence as early as 2018. Construction has begun on the first two trains at the CCL Project. Cheniere has agreed in principle to partner with Parallax Enterprises, LLC, for the development of up to 10 mtpa of LNG production capacity through Parallax’s two mid-scale projects, Live Oak LNG and Louisiana LNG.

This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere’s business strategy, plans and objectives, including the development, construction and operation of the liquefaction facilities, (ii) statements regarding expectations regarding regulatory authorization and approvals, (iii) statements expressing beliefs and expectations regarding the development of Cheniere’s LNG terminal and pipeline businesses, including liquefaction facilities, (iv) statements regarding the business operations and prospects of third parties, (v) statements regarding potential financing arrangements, and (vi) statements regarding future discussions and entry into contracts. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere’s periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

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